MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE	FOR IMMEDIATE RELEASE

July 1, 2004	NEW YORK METRO

CONTACT: MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces Second Quarter Dividend of $0.25

     MFA Mortgage Investments, Inc. (NYSE:MFA) announced today that its Board of Directors declared a quarterly dividend of $0.25 per share of common stock for the second quarter of 2004. The dividend will be paid on July 30, 2004 to stockholders of record on July 12, 2004.

     Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, stated, “As anticipated, prepayment speeds on MFA’s mortgage-backed securities (“MBS”) increased during the second quarter of 2004, primarily due to mortgage refinancings already in the pipeline as of the end of the first quarter. This higher prepayment level resulted in increased purchase premium amortization in the second quarter. MFA expects that higher interest rates during the second quarter should lead to a decline in prepayment speeds on its MBS portfolio, positively impacting purchase premium amortization expense in the third quarter. In the expectation of rising interest rates, MFA conservatively maintained a reduced level of assets during the quarter. Further, in anticipation of a continued uptrend in interest rates, MFA generally intends to maintain a conservative level of assets throughout the balance of 2004.”

     MFA seeks to generate income from investments in high-quality adjustable-rate MBS and other assets. At March 31, 2004, approximately 99% of MFA’s assets consisted of MBS guaranteed by an agency of the U.S. Government, such as Ginnie Mae, or a federally chartered corporation, such as Fannie Mae or Freddie Mac, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash.

     Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at www.melloninvestor.com or visit MFA’s website at www.mfa-reit.com.

     When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in interest rates and the market value of MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.